Exhibit 10.11
DOVER CORPORATION
PENSION REPLACEMENT PLAN
(As Amended and Restated as of January 1, 2010)
Introduction
This Dover Corporation Pension Replacement Plan, effective January 1, 2010 amends, restates, and renames the plan formerly known as the Dover Corporation Supplemental Executive Retirement Plan (as amended and restated as of January 1, 2009).
Article 1. Purpose of the Plan
     The purpose of this Dover Corporation Pension Replacement Plan is to promote the long-term success of the Company by providing a minimum level of retirement benefits to its officers and other key executives on whom major responsibility for the present and future success of the Company rests. As set forth in the Plan, benefits accrued under the Plan after January 1, 2010, before offsets, are intended to be determined under the benefit formula in Program SI of the Dover Pension Program under the Dover Corporation Pension Plan without regard to the limitations on compensation and benefits under such plan.
Article 2. Definitions
2.01. “Actual Participant” with respect to periods after December 31, 2009, means, subject to Article 3, an Employee who (i) is a U.S. taxpayer and is on a regular U.S. periodic payroll of an Affiliated Company (excluding Employees assigned to work in the United States on a temporary basis) or is assigned to the non-U.S. payroll of an Affiliated

Company, (ii) has Compensation, when averaged over the three Plan Years preceding the current Plan Year (or the portion of such period during which an individual was an Employee, if shorter, and annualized in the case of a partial year), in excess of the compensation limit of Code Section 401(a)(17) for the current Plan Year, as adjusted under Code Section 401(a)(17)(B) for increases in the cost of living, plus ten percent (10%), rounded up to the nearest $5,000, and (iii) is an Employee who holds a position with an Affiliated Company which the Chief Executive Officer of the Company or the Administrator has designated from time to time as eligible for participation in the Plan. Notwithstanding the foregoing, the Chief Executive Officer of the Company or his or her designee may designate an Employee who does not otherwise meet the requirements of this Section 2.01 as an Actual Participant. The Chief Executive Officer or his or her designee may also revoke the eligibility of an Actual Participant to continue to participate in the Plan at any time in his or her sole and unreviewable discretion. The term “Actual Participant” with respect to periods prior to January 1, 2010 shall be determined in accordance with the provisions of the Prior Plan.
2.02. “Administrator” means the Dover Corporation Pension Committee.
2.03. “Affiliated Company” means the Company and any other member of the controlled group of corporations (within the meaning of Section 414(b) of the Code) of which the Company is a member or an unincorporated trade or business which is under common control with the Company (within the meaning of Section 414(c) of the Code). Except as otherwise determined by the Administrator, a corporation or unincorporated trade or business shall not be considered as an Affiliated Company during any period while it is not a member of such controlled group or under such common control.

2.04. “Applicable Percentage” means such percentages as are set forth in Appendix A to the Plan; provided, however, that Additional Years of Service (as described in Section 2.37) with respect to Employees hired by an Affiliated Company on or after January 1, 2005, including Employees who were employed by an entity at the time it became an Affiliated Company on or after January 1, 2005, shall be disregarded when determining an Actual Participant’s Years of Service for purposes of this Section 2.04.
2.05. “Award” means the grant of either a stock option or stock appreciation right award, performance share award, other equity award, or a cash performance award under an Incentive Plan, provided that (i) the grant of a stock option under the 1998 Supplemental Incentive Stock Option Program or any successor plan or program (sometimes called the Presidents’ Pool) shall not constitute an Award, and (ii) all stock option awards, stock appreciation rights awards, performance shares, other equity awards, and cash performance awards granted in any calendar year shall constitute only one Award.
2.06. “Beneficiary” means the person or persons designated by an Actual Participant to receive any payments which may be required to be paid pursuant to the Plan following his or her death, or, in the absence of any such designated person, the Actual Participant’s estate; provided, however, that a married Actual Participant’s Beneficiary shall be his or her spouse unless the spouse consents in writing to the designation of a different Beneficiary. For purposes hereof, a Beneficiary may be a natural person or an estate or trust, except as otherwise provided in Section 4.04(f). Notwithstanding the foregoing, if an Actual Participant has designated a spouse as a Beneficiary, then a divorce decree that relates to such spouse shall automatically revoke the Actual Participant’s designation of the spouse as Beneficiary unless the divorce decree or a qualified domestic relations order (within the meaning of Code Section 414(q)) provides otherwise or a subsequent Beneficiary designation is made.
2.07. “Cause” means an Employee is convicted of, or enters a plea of nolo contendere or similar plea to, a felony under applicable law, and the action constituting the felony has placed, or can reasonably be expected to place, an Affiliated Company or its employees at substantial legal or other risk or has caused or can reasonably be expected to cause, substantial harm, monetarily or otherwise, to the business, reputation or affairs of an Affiliated Company or its relations with employees, suppliers, distributors, or a customer.
2.08. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.09. “Company” means Dover Corporation and any successor thereto.
2.10. “Compensation” means an Employee’s basic salary (or notional salary in the case of an Employee assigned to provide services to a non-U.S. Affiliated Company) and annual bonuses (including payments deemed by his or her employing Affiliated Company to be the equivalent of annual bonuses and the portion of any basic salary and annual bonuses deferred under a qualified or nonqualified deferred compensation plan or arrangement or contributed to a cafeteria plan). Compensation shall exclude (i) bonuses paid in connection with hiring, (ii) severance pay, and, (iii) with respect to periods after December 31, 2009, commissions paid or made available by an Affiliated Company. Other forms of remuneration, including but not limited to non-cash remuneration of any kind, stock options, stock appreciation rights, cash performance awards, restricted stock awards, restricted stock units, performance shares, other equity awards, or long-term incentive compensation of any kind or nature, shall not be included in an Employee’s

Compensation for purposes of determining eligibility as an Actual Participant or for calculating Retirement Benefits or any other benefits under the Plan.
2.11. “Death Benefit” means a death benefit payable pursuant to Section 5.01.
2.12. “Disability” means a disability which causes an Employee to be eligible to receive disability benefits under the long-term disability insurance program of his or her employing Affiliated Company, provided that any such disability meets the criteria specified in Section 1.409A-(i)(4) of the Treasury Regulations, or, in the case of an Employee who does not meet the criteria specified above, a disability which would cause the Employee to be determined to be totally disabled by the Social Security Administration and eligible for social security disability benefits. An Employee’s Disability shall be deemed to have ended on the last day of the last month with respect to which he or she receives benefits described in the preceding sentence.
2.13. “Dover Pension Plan” means the Dover Corporation Pension Plan, as the same shall be in effect from time to time, including all amendments thereto.
2.14. “Effective Date” of the Plan as amended and restated herein means January 1, 2010. The original effective date of the Plan is January 1, 1997. For the period from January 1, 2005 through December 31, 2008, the Plan was administered in good faith compliance with Section 409A of the Code and applicable guidance issued by the Treasury Department and the Internal Revenue Service.
2.15. “Employee” means an employee of an Affiliated Company.

2.16. “Final Average Compensation” means 12 times the average of an Employee’s monthly Compensation during the 60 consecutive complete calendar months of service during the 120 consecutive complete calendar months of service with an Affiliated Company prior to such person’s ceasing to be an Employee during which his or her Compensation was the highest. Any month in which Compensation was not received, by reason of a leave of absence, Disability or otherwise, shall be omitted in determining a person’s Final Average Compensation. In the case of any periods of part-time employment occurring in a Plan Year in which an Employee is credited with less than one Year of Service, Compensation with respect to such periods of part-time service shall be appropriately adjusted to a full-time basis. In the event that an Employee is paid an annual bonus during the 12-month period commencing on his or her Termination Date, for purposes of calculating such person’s Final Average Compensation the amount of such bonus shall be substituted for the amount of the first bonus taken into account during the applicable 60-month period, but only if (i) the 60-month period used for purposes of the Final Average Compensation calculation includes such person’s last month of employment, and (ii) the effect of such substitution is to increase such person’s Final Average Compensation. In no event shall more than five bonus payments be taken into account during the 60-month period used for purposes of the Final Average Compensation calculation.
2.17. “Grandfathered Benefit” means the benefit accrued under the Plan as of December 31, 2004 with respect to a Grandfathered Participant.
2.18. “Grandfathered Participant” means an Actual Participant who had attained age 55 and completed 10 Years of Service as of December 31, 2004.

2.19. “Incentive Plan” means the Dover Corporation 1995 Incentive Stock Option Plan and 1995 Cash Performance Program, the Dover Corporation 2005 Equity and Cash Incentive Plan, and any predecessor or successor plan or program, provided that the 1998 Supplemental Incentive Stock Option Program or any successor program (sometimes called the Presidents’ Pool) shall not constitute an Incentive Plan.
2.20. “Non-Grandfathered Benefit” means any benefit which is not a Grandfathered Benefit.
2.21. “Non-Grandfathered Participant” means an Actual Participant who is not a Grandfathered Participant.
2.22. “Normal Retirement Age” means age 65.
2.23. “Normal Retirement Date” means the first day of the month coinciding with or next following the date an Actual Participant attains his or her Normal Retirement Age.
2.24. “Plan” means this Dover Corporation Pension Replacement Plan, as amended from time to time.
2.25. “Plan Year” means the calendar year.
2.26. “Potential Participant” means an Employee who (a) has received a SERP Designation as a Potential Participant, and (b) has been granted an Award in one or more years (not necessarily consecutive) under an Incentive Plan but who has not met the requirements to become an Actual Participant, including, without limitation, receipt of a SERP Designation as an Actual Participant. Notwithstanding the foregoing, on or after

March 1, 2010 no Employee may be designated as a Potential Participant and a Potential Participant who has not met the eligibility requirements to be an Actual Participant as of March 1, 2010 shall cease to be a Potential Participant.
2.27. “Prior Participant” has the meaning provided in Section 3.01.
2.28. “Prior Plan” means the Dover Corporation Supplemental Executive Retirement Plan, as in effect prior to the Effective Date.
2.29. “PSC Executive” means an Employee who was at least age 40 on the Employee’s birthday that next followed his or her date of hire or rehire with an Affiliated Company (or the date the Company or other Affiliated Company acquired the Affiliated Company, if later), and was granted an Award not later than twenty four (24) months following such Employee’s date of hire or rehire with an Affiliated Company (or the date the Company or other Affiliated Company acquired the Affiliated Company, if later); provided, however, that if an Employee was hired on or after January 1, 2005, the Chief Executive Officer, the Chief Operating Officer or the President of Dover Corporation must approve that such person will be a PSC Executive prior to the time such Employee has received a SERP Designation as an Actual Participant. Notwithstanding the foregoing, on and after January 1, 2009 no Employee may be designated as a PSC Executive and no Employee who has not already become an Actual Participant as of March 1, 2009 may be credited with Additional Years of Service.
2.30. “Retirement Benefit” means a retirement benefit payable pursuant to Section 4.01(a).

2.31. “SERP Designation” means a written designation by the Chief Executive Officer, Chief Operating Officer or President of the Company prior to March 1, 2010 that an Employee is an Actual Participant or a Potential Participant.
2.32. “Social Security Integration Level” means the “Social Security Integration Level” as determined under Program SI of the Dover Pension Program under the Dover Pension Plan as in effect on an Actual Participant’s Termination Date.
2.33. “Specified Employee” means an Employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and any applicable regulations or other pronouncements issued by the Internal Revenue Service with respect thereto. The determination of who the Specified Employees are as of any time shall be made by the Company’s Board of Directors or by such committee, person or persons as such Board of Directors shall delegate for such purpose.
2.34. “Termination Date” means the first day of the month coinciding with or next following the date on which an Actual Participant has a Termination of Employment.
2.35. “Termination of Employment” means an Employee’s termination of employment with an Affiliated Company, whether voluntary or involuntary, for any reason, including but not limited to quitting or discharge (but other than a family or medical or other leave of absence, transfer of employment to another Affiliated Company, incurring of a Disability, or death), in each instance that would meet the requirement to be considered a “Separation from Service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations.

2.36. “Vesting Percentage” means an Actual Participant’s “Vested Interest” in Program SI of the Dover Pension Program under the Dover Pension Plan, expressed as either 0% or 100%; provided that if an Actual Participant is not a participant in Program SI of the Dover Pension Program under the Dover Pension Plan, such Actual Participant’s Vested Interest shall be determined as if he or she were a participant in Program SI of the Dover Pension Program under the Dover Pension Plan, including any periods of vesting service credited under such Dover Pension Plan for the period prior to the date the Employee became employed by an Affiliated Company if the Employee was a participant in a defined benefit plan the sponsorship of which was assumed by an Affiliated Company. In the event of a Change of Control, an Actual Participant’s Vesting Percentage shall be 100%.
2.37. “Years of Service” means (a) the time a person served as an Employee plus, (b) except as set forth in Section 2.04, any “Additional Years of Service” (as described below) credited to such person, calculated as follows. A Year of Service means 12 consecutive months of service. Any period of service of less than 12 consecutive months shall be counted on the basis of 1/12 of a Year of Service for each month of service. For purposes of this definition, a month of service means any calendar month during any part of which an Employee is employed by an Affiliated Company.
     Additional Years of Service shall be credited as follows:
     (i) PSC Executives hired prior to January 1, 2005: If such an Actual Participant’s Termination of Employment occurs on or after January 1, 2003, and the Actual Participant is a PSC Executive, the Actual Participant shall be credited with

Additional Years of Service, the amount of which shall be determined by dividing by forty-eight (48) the number of whole and partial months which elapsed from the date of the Actual Participant’s 25th birthday to the Actual Participant’s date of hire or rehire with an Affiliated Company (or the date the Company or other Affiliated Company acquired the Affiliated Company, if later), excluding any number of whole months during that time in which such Actual Participant was an Employee. For purposes of this definition, a month of service means any calendar month during any part of which an Employee is employed by an Affiliated Company and shall not duplicate any service granted in paragraph (a) above.
     (ii) PSC Executives hired on or after January 1, 2005: If such an Actual Participant is a PSC Executive, the Actual Participant shall be credited with Additional Years of Service, the amount of which shall be determined and phased in as follows. First, the amount of Additional Years of Service shall be calculated by dividing by forty-eight (48) the number of whole and partial months which elapsed from the date of the Actual Participant’s 25th birthday to the Actual Participant’s date of hire or rehire with an Affiliated Company (or the date the Company or other Affiliated Company acquired the Affiliated Company, if later), excluding any number of whole months during that time in which such Actual Participant was an Employee. For purposes of this definition, a month of service means any calendar month during any part of which an Employee is employed by an Affiliated Company and shall not duplicate any service granted in paragraph (a) above. Second, such Additional Years of Service shall be phased in month by month as the Actual Participant accrues Years of Service, commencing at the beginning of such Actual Participant’s fifth year as an Employee, at the rate of one forty-eighth of the total years and months of such Additional Years of Service per month, until the earliest of such time as such Actual Participant has been credited with the full amount of his or her Additional Years of Service, such Actual Participant’s designation as an Actual Participant is revoked or such Actual Participant incurs a Termination of Employment.
     (iii) Notwithstanding the foregoing, no Employee may be designated a PSC Executive on or after January 1, 2009 and no Employee who has not already become an Actual Participant as of March 1, 2009 may be credited with Additional Years of Service.
Article 3. Participation
3.01. Participation as of Effective Date. Each person who, immediately prior to the Effective Date, was entitled to receive benefits under the Plan upon his or her Termination of Employment or death (a “Prior Participant”), shall continue as a participant in the Plan and retain such entitlement as of the Effective Date, subject to the provisions of Section 3.03.
3.02. Participation after Effective Date. On and after the Effective Date, an Employee who is not a Prior Participant shall become an Actual Participant only upon satisfaction of all the requirements stated in the definition of Actual Participant.
3.03. Cessation of Eligibility. In the event that an Employee shall cease to qualify as an Actual Participant with respect to periods after December 31, 2009 as the result of ceasing to hold a position designated pursuant to Section 2.01(iii) as eligible for participation in the Plan or in the event that the Chief Executive Officer of the Company or the Administrator shall revoke the eligibility of an Actual Participant to continue to participate in the Plan pursuant to Section 2.01, the status of such individual as an Actual Participant shall cease as of the earlier of (i) his or her date of Termination of Employment, (ii) the last day of the Plan Year in which the individual ceases to hold a position designated pursuant to Section 2.01(iii), or (iii) the date that the individual’s eligibility to continue to participate in the Plan is revoked. Such an individual’s Retirement Benefit shall be determined as of such date of cessation of participation, so that, for purposes of determining such person’s Retirement Benefit in accordance with Section 4.01, such person’s Applicable Percentage, Final Average Compensation, and Years of Service shall all be determined as of the date on which such individual ceased to be an Actual Participant. Notwithstanding the foregoing, a Prior Participant who has ceased to qualify as an Actual Participant with respect to periods on or after the Effective Date shall continue to participate in the Plan after the Effective Date and shall be treated as an Actual Participant until his or her Date of Termination unless his or her eligibility to continue to participate in the Plan as an Actual Participant is revoked in accordance with Section 2.01. In the event that the Compensation of an Actual Participant shall fall below the level specified in Section 2.01(ii), the Actual Participant shall nevertheless continue as an Actual Participant in the Plan until his or her participation otherwise terminates as provided in the Plan.
3.04. Forfeiture for Cause. If the Administrator determines, whether prior to or after Termination of Employment, that an Actual Participant has engaged in conduct that constitutes Cause (including conviction of, or plea to, a felony), the Administrator shall revoke that participant’s status as an Actual Participant and if the Actual Participant is still employed, his or her Retirement Benefit shall be forfeited in its entirety and he or she shall cease to be an Actual Participant in the Plan. If the Administrator determines, after an Actual Participant’s Termination of Employment, that the participant has engaged in conduct that constitutes Cause (including conviction of, or plea to, a felony), the Actual Participant’s Retirement Benefit shall be forfeited in its entirety and the Actual Participant shall be required to repay any portion of the Retirement Benefit that has already been distributed to him or her. If the Administrator reasonably believes that an Actual Participant has engaged in conduct that could provide the basis for a conviction of, or plea to, a felony and thus constitute Cause, the Administrator may withhold any or all payments of the Retirement Benefit to that Actual Participant until the Administrator reasonably concludes that such conduct will not result in a conviction of, or plea to, a felony by that participant.
3.05. Cessation of Participation. An Actual Participant shall cease to be an Actual Participant on the date that all distributions due such Actual Participant or his or her Beneficiary have been made or his or her benefit is forfeited under Section 3.04.
Article 4. Retirement Benefit
4.01. Amount of Benefit.
     (a) Each Actual Participant as of December 31, 2009, and each Potential Participant who becomes an Actual Participant as the result of receiving a fifth Award under an Incentive Plan by March 1, 2010, shall be entitled under this Plan following his or her retirement or other Termination of Employment to a benefit (the “Retirement Benefit”), expressed as a single life annuity commencing on the Actual Participant’s Termination

Date, equal to the product of (i) the Vesting Percentage multiplied by (ii) the sum of (A) plus (B), reduced by (C), where
     (A) is equal to the Applicable Percentage set forth in Appendix A1 of the product of (i) the Actual Participant’s Years of Service earned through December 31, 2009 (not to exceed 30), and (ii) 2% of the Actual Participant’s Final Average Compensation, and where
     (B) is equal to the Applicable Percentage set forth in Appendix A2 (provided, however, that in the case of an Actual Participant who has a Termination Date between January 1, 2010 and December 31, 2010, the Applicable Percentage shall be the Applicable Percentage set forth in Appendix A1) of the sum of (i) plus (ii), where (i) is equal to the Actual Participant’s Final Average Compensation up to the Social Security Integration Level multiplied by the Actual Participant’s Years of Service (less the number of Years of Service taken into account under Section 4.01(a)(A) if applicable) multiplied by 1%, and (ii) is equal to the Actual Participant’s Final Average Compensation in excess of the Social Security Integration Level multiplied by the Actual Participant’s Years of Service (less the number of Years of Service taken into account under Section 4.01(a)(A) if applicable) multiplied by 1.5%; Years of Service for purposes of this sub-paragraph 4.01(a)(B) shall be limited to 35 years (30 years for those individuals listed on Appendix B hereto), in each case less the number of Years of Service taken into account under Section 4.01(a)(A) if applicable), and where

     (C) is equal to the following benefits to which the Actual Participant is or will become entitled, or which the Actual Participant received prior to the date of determination:
          (1) All benefits paid or accrued under all qualified or nonqualified defined benefit or defined contribution retirement plans sponsored by an Affiliated Company (including, without limitation, any amounts paid to the Actual Participant under this Plan prior to the date of determination); provided, however, that non-qualified defined benefit and defined contribution benefits with respect to Non-Grandfathered Benefit accruals shall be estimated on the later of (i) January 1, 2009, if the person was an Actual Participant on such date or (ii) at the time that the person becomes an Actual Participant in the Plan, to be the amount of benefit that will be payable at the Actual Participant’s Normal Retirement Date and such estimate will subsequently be adjusted to reflect any increases or decreases in such benefit only if such adjustment will not cause a violation of Code Section 409A to occur. Notwithstanding the foregoing, only the portion of any such benefit attributable to Affiliated Company contributions shall be taken into account. For purposes of the preceding sentence, Affiliated Company contributions shall not include an Actual Participant’s elective deferrals under any such plan, or earnings credited to any such elective deferrals to the extent such earnings are based on a reasonable interest rate or on one or more predetermined investments; and
          (2) The employer portion of any social security or other retirement benefits provided by any Federal, state, local, or foreign government, provided, however, that the offset of any such foreign benefit shall not violate the provisions of Section 409A of the Code. Such employer portion shall be equal, in the case of a social security benefit, to the employer portion of the Actual Participant’s projected social security benefit (at the Actual Participant’s social security full benefit retirement age) multiplied by a fraction the numerator of which is the Actual Participant’s Years of Service, excluding any such Actual Participant’s Additional Years of Service, and the denominator of which is 35. For purposes of determining an Actual Participant’s projected social security benefit, it shall be assumed that the social security wage base remains constant in years following the Actual Participant’s Termination of Employment and that in each of the 35 years prior to the Actual Participant’s social security full benefit retirement age he or she has earned income of at least the social security wage base applicable to such year.
     (b) In the event the amount determined in (C)(1) and (2) above (other than a US social security benefit or social insurance or similar non-US benefit) is not payable in the form of a single life annuity commencing on the Actual Participant’s Termination Date, the offset calculation in Section 4.01(a)(C) shall be performed using such actuarial and other adjustments as the Administrator shall determine.
     (c) The Grandfathered Benefit of a Grandfathered Participant who has elected pursuant to Section 4.04 to have payment of his or her Grandfathered Benefit commence after his or her Termination Date shall be calculated as follows: (i) the Grandfathered Benefit shall be calculated in accordance with the foregoing provisions of this Section 4.01 as if payment of the Grandfathered Benefit would commence as of the Grandfathered Participant’s Termination Date and then (ii) such Grandfathered Benefit shall be multiplied by a fraction, the numerator of which is the Applicable Percentage that would have applied if the Grandfathered Participant’s Termination of Employment had occurred on the date as of which payment of the Grandfathered Benefit is to commence, and the denominator of which is the Applicable Percentage in effect as of the date the Grandfathered Participant’s Termination of Employment actually occurred.
     (d) Notwithstanding any provision of the Plan to the contrary, if an Actual Participant who is a former Employee is rehired by an Affiliated Company and at the time of rehire the Actual Participant is receiving benefit payments under the Plan, payment of such benefits shall continue to be paid in accordance with the form of payment in effect with respect to such benefit. If such rehired Actual Participant meets the eligibility rules for participation as an Actual Participant after December 31, 2009, as of, or subsequent to, his or her date of rehire, upon such Actual Participant’s subsequent Termination of Employment such Actual Participant’s benefits with respect to the period after the date of his or her rehire during which he or she qualified as an Actual Participant shall be calculated under Section 4.01 of the Plan based on the benefit formula, the Actual Participant’s Years of Service and Compensation after the date of his or her rehire and if the Participant has been approved for Additional Years of Service in accordance with Section 2.37, on the basis of such Years of Service and Additional Years of Service; provided, however that any Additional Years of Service shall be reduced by the Additional Years of Service that were taken into consideration when calculating the Actual Participant’s Retirement Benefit as of the Participant’s prior Termination of Employment. If an individual does not meet the eligibility rules for participation as an Actual Participant following his or her date of rehire (and thus has accrued no additional benefits under the Plan following his or her date of rehire), such Actual Participant shall not be entitled to receive any additional benefits in respect of his or her Years of Service subsequent to his date of rehire.

     (e) (1) The benefit of an Actual Participant who has ceased to qualify as an Actual Participant under Section 3.03 of the Plan shall be determined in accordance with the provisions of Section 3.03.
          (2) Distribution of the benefit of a Participant who has ceased to qualify as an Actual Participant in accordance with Section 3.03 shall be made at the time that the Participant has incurred an actual Termination of Employment and shall be made in accordance with the applicable provisions of Section 4.02, 4.03, 4.04 or 4.05 and the amount to be distributed will be calculated in accordance with Section 3.03. The Retirement Benefit calculated under Section 3.03 shall be multiplied by a fraction, the numerator of which is the Applicable Percentage based on the Participant’s age at the time of the Participant’s Termination of Employment and the denominator of which is the Applicable Percentage in effect as of the date that the Participant’s status as an Actual Participant ceased.
     (f) Notwithstanding any provision of the Plan to the contrary, the benefits described herein shall in no event be less than the benefit described in Appendix C with respect to certain participants who as of the date hereof are participants in The Heil Co. Supplemental Executive Retirement Plan, the provisions of which are superseded and replaced by the provisions set forth herein.
     (g) The Retirement Benefit of an Employee who becomes an Actual Participant on or after January 1, 2010 (other than an Potential Participant as who becomes an Actual Participant as the result of receiving a fifth Award under an Incentive Plan by March 1, 2010 as described in Section 4.01(a)), shall be the Retirement Benefit calculated solely under the formula in Section 4.01(a)(B) and the Applicable Percentage in Appendix A2 and all of his or her Years of Service not to exceed 35 years (30 years for those individuals listed on Appendix B hereto), less the offsets in Section 4.01(a)(C). For the avoidance of doubt, no portion of the Retirement Benefit for such an Actual Participant shall be calculated under the formula in Section 4.01(a)(A).
4.02. Automatic Cash-Outs.
     (a) Notwithstanding the provisions of Sections 4.03 and 4.04, in the case of any Actual Participant who has a Termination of Employment and:
          (1) if the lump-sum value of his or her Non-Grandfathered Benefit under the Plan is $500,000 or less, the lump-sum value of such benefit shall be paid out as soon as practicable after his or her Termination of Employment, but in no event later than 90 days after his or her Termination of Employment; and
          (2) if the lump-sum value of his or her Grandfathered Benefit is $50,000 or less, subject to Section 4.02(c), the lump-sum value of such benefit shall be paid out within 30 days after his or her Termination of Employment;
     (b) In the case of an Actual Participant who has a Termination of Employment and the lump-sum value of his or her Non-Grandfathered Benefit exceeds $500,000, 75% of the lump-sum value of such benefit shall be paid out as soon as practicable after his or her Termination Date, but in no event later than 90 days after his or her Termination Date, and 20% of the remaining lump-sum value shall be paid on or about each of the next subsequent five anniversary dates of the date as of which the initial lump-sum payment was made or, if the initial payment was subject to Section 4.02(c), the anniversary of the date on which the initial payment would have been made if Section 4.02(c) were not applicable, but in no event later than 90 days after the applicable anniversary date.
     (c) Notwithstanding the foregoing, the Non-Grandfathered Benefit of an Actual Participant who on the date of his or her Termination of Employment is a Specified Employee shall be (i) calculated as of the Actual Participant’s Termination Date, (ii) increased with interest at the “First Segment Rate” (within the meaning of Section 430(h)(2)(C)(i) of the Code) as such rate is in effect on the date as of which the benefit is to be paid (or commence to be paid), and (iii) paid (or commence to be paid) as of the first day of the month coincident with or next following six months after his or her Termination Date, but in no event later than 90 days after such date.
4.03. Automatic Payments in Other Circumstances. In the case of any Grandfathered Participant to whom Section 4.02 does not apply and for whom no valid election under Section 4.04 is in effect, such Grandfathered Participant’s Grandfathered Benefit shall be paid in the manner set forth in this Section 4.03.
     (a) If the Grandfathered Participant participates in one or more qualified defined benefit plans sponsored by an Affiliated Company, his or her Grandfathered Benefit shall commence at the same time and be paid in the same form as his or her benefit under that qualified plan. If the Grandfathered Participant is covered under more than one such plan, the plan in which he or she has the greatest benefit will be controlling.
     (b) If the Grandfathered Participant does not participate in any qualified defined benefit plan sponsored by an Affiliated Company, his or her Grandfathered Benefit shall be paid as an actuarially reduced 50% joint and survivor annuity (if the Grandfathered Participant is married) with the Grandfathered Participant’s spouse as the joint annuitant thereof, or a single life annuity (if the Grandfathered Participant is unmarried), commencing in either case at his or her Normal Retirement Date (or, if later, the first day of the month coinciding with or next following the date of his or her actual retirement).
4.04. Election of Optional Forms of Grandfathered Benefit.
     (a) A Grandfathered Participant may file an election with the Administrator, on such form as the Administrator shall prescribe, specifying (i) with respect to any Grandfathered Benefit, the form in which such benefit is to be paid, and (ii) the time at which such benefit is to commence in the event of the Grandfathered Participant’s Termination of Employment before his or her Normal Retirement Age. Such election may, subject to Section 4.04(c), be changed at any time.
     (b) If a valid election is in effect pursuant to this Section 4.04(a), except as otherwise provided in Section 4.02, a Grandfathered Participant’s Grandfathered Benefit shall be paid in the form specified in such election. Such Grandfathered Benefit shall commence (i) on the Grandfathered Participant’s Normal Retirement Date (or, if later, the first day of the month coinciding with or next following the date of the Grandfathered Participant’s actual retirement) if the Grandfathered Participant retires at or after his or her Normal Retirement Age, and (ii) in other cases, on the date specified in his or her election.
     (c) An election or change in election pursuant to Section 4.04(a) shall be valid only if filed with the Administrator either (i) by December 31, 1997 or within 90 days after a Grandfathered Participant became an Actual Participant, whichever is later, or (ii) at least

12 months before he or she retires or otherwise terminates employment. Notwithstanding the preceding sentence, if a Grandfathered Participant whose most recent valid election with respect to his or her Grandfathered Benefit is for an annuity form of benefit demonstrates to the satisfaction of the Administrator that a relevant change in family circumstances has occurred since the filing of such election, such Grandfathered Participant may change his or her election to a different form of annuity commencing on the same date as that specified on such prior election, or may designate a new Beneficiary, without regard to such 12-month requirement.
     (d) If, pursuant to Section 4.04(c), a change in a Grandfathered Participant’s election is not valid, the valid election previously in effect shall determine the form and timing of his or her Grandfathered Benefit.
     (e) The forms of benefit that a Grandfathered Participant may elect under the Plan with respect to his or her Grandfathered Benefit are (i) a single life annuity, (ii) a single life annuity with 60-month period certain, (iii) a single life annuity with 120-month period certain, or (iv) a 100% or 50%, or, effective with respect to distributions commencing on and after January 1, 2008, a 75% joint and survivor annuity. A lump-sum payment generally is not available as an elective form of benefit. A Grandfathered Participant may indicate on an election that he or she wishes to receive his or her Grandfathered Benefit in a lump-sum, or in a combination of lump-sum and installment payments, but in that event must also indicate the form in which he or she wishes the benefit to be paid if the lump-sum payment or combination lump-sum and installment payments request is denied. Requests for lump-sum payments or combination lump-sum and installment payments will be considered by the Administrator on a case-by-case basis, and the granting of any such request shall be within the Administrator’s sole discretion.
     (f) A Grandfathered Participant who elects a joint and survivor form of benefit with respect to his or her Grandfathered Benefit shall designate his or her Beneficiary, who must be a natural person, in conjunction with such election. In the event of such Beneficiary’s death before payment of the Grandfathered Benefit commences, the Grandfathered Benefit shall be paid in the form of a single life annuity unless he or she has filed a valid change in election pursuant to Section 4.04(c).
4.05. Calculation of Optional Forms of Benefit. If all or a portion of a Retirement Benefit is payable under Sections 4.02, 4.03 or 4.04 in a form of benefit other than a single life annuity, such benefit shall be converted to the applicable optional payment form using the annuity conversion or other applicable factors provided in Program SI of the Dover Pension Program under the Dover Pension Plan as in effect on such Actual Participant’s Termination Date. Notwithstanding the foregoing sentence, (a) the interest rate that is used to calculate the lump sum value of a Non-Grandfathered Benefit of an Actual Participant who at the time of his or her Termination of Employment had not attained age 55 and completed 10 Years of Service shall not be less than the discount rate used for purposes of financial reporting for the Dover Pension Plan, as such rate is in effect on such Actual Participant’s Termination Date; and (b) the lump sum payable with respect to a Grandfathered Benefit shall not be greater than the present value of the benefit the Grandfathered Participant is entitled to receive in accordance with the terms of the Plan (including applicable limits under the Code) as in effect on October 3, 2004, based on the actual form and time of payment, without taking into consideration any services rendered by the Actual Participant after December 31, 2004, or any other events that occur after such date and affect the amount of, or the entitlement to, the benefit (other than the Participant’s election with respect to the time or form of an available benefit), except to the extent that a change of any such terms may be taken into consideration without causing a violation of Section 409A of the Code to occur.
4.06. Disability. An Actual Participant who incurs a Disability as an Employee shall continue to accrue Years of Service during any approved disability leave of absence. Upon such Actual Participant’s subsequent Termination of Employment or death, he or she (or his or her Beneficiary) shall be entitled to receive a distribution of his or her Retirement Benefit or Death Benefit pursuant to the other provisions of the Plan. For purposes of calculating such Retirement Benefit or Death Benefit, the Actual Participant’s Final Average Compensation shall be determined as of the commencement of his or her Disability. For purposes of this Section 4.06, a disability leave of absence means a leave of absence not to exceed 29 months due to the Actual Participant’s inability to perform the duties of his or her position of employment or any substantially similar position of employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months.
Article 5. Death Benefit
5.01. In the event of an Actual Participant’s death prior to the commencement of payment of any portion of his or her Retirement Benefit, the Actual Participant’s

Beneficiary shall be paid within 30 days after the Administrator receives notification of the Actual Participant’s death, a lump-sum Death Benefit equal to the Retirement Benefit the Actual Participant would have received had he or she had a Termination of Employment immediately before his or her death (or on the Actual Participant’s actual date of Termination of Employment, if earlier) and elected to receive his or her benefit in a lump-sum. In calculating such Retirement Benefit, the amount determined in accordance with Section 4.01(a)(C) shall be determined without regard to the fact of the Actual Participant’s death.
     In the event of a Grandfathered Participant’s death after his or her benefit has commenced in the form of an annuity described in Section 4.03(a) or (b) or Section 4.04(e), benefits, if any, shall be paid in accordance with the form of annuity in which the benefits are being paid.
     In the event of a Grandfathered Participant’s or Non-Grandfathered Participant’s death during such time as installment payments are being made to such Grandfathered Participant or Non-Grandfathered Participant, any remaining such payments shall be made to the Grandfathered Participant’s or Non-Grandfathered Participant’s Beneficiary at the same time or times as such payments would have been made had the Grandfathered Participant or Non-Grandfathered Participant survived to the applicable payment date or dates.
Article 6. Administration
6.01. This Plan shall be interpreted and administered by the Administrator. The Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the Plan’s provisions, including without limitation, the discretionary authority to interpret the Plan, to determine all questions arising in the administration, interpretation, and application of the Plan, to construe the terms of the Plan, including any doubtful or disputed terms and the eligibility for and the amount of benefits payable under the Plan, and to adopt rules and regulations consistent with the Plan. The Administrator’s good-faith determination with respect to any issue relating to the interpretation of the Plan shall be conclusive and final on all persons.
Article 7. General Provisions
7.01. No Contract of Employment. The establishment of the Plan shall not be construed as conferring any legal rights upon any Actual Participant for a continuation of employment, nor shall it interfere with the rights of any Affiliated Company to discharge an Actual Participant or to treat him or her without regard to the effect which such treatment might have upon him or her as an Actual Participant in the Plan.
7.02. Withholding. As a condition to an Actual Participant’s entitlement to benefits hereunder, the Company shall have the right to deduct (or cause to be deducted) from any amounts otherwise payable to the Actual Participant or other payee, whether pursuant to the Plan or otherwise, or otherwise to collect from the Actual Participant or other payee, any required withholding taxes with respect to benefits under the Plan.
7.03. Anti-Alienation Provisions. Subject to any applicable law, no benefit under the Plan shall be subject in any manner to, nor shall the Company be obligated to recognize, any purported anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall in any manner be liable for or subject to garnishment, attachment, execution, or a levy, or liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Actual Participant.
7.04. Unfunded Benefits. The Plan is an unfunded plan maintained by the Company for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan shall not be construed as conferring on an Actual Participant any right, title, interest, or claim in or to any specific asset, reserve, account, or property of any kind possessed by the Company. To the extent that an Actual Participant or any other person acquires a right to receive payments from the Company, such rights shall be no greater than the rights of an unsecured general creditor.
7.05. Claim for Benefits. Any claim for benefits under the Plan shall be made in writing to the Administrator. If a claim is wholly or partially denied, the Administrator shall so notify the claimant (or his or her authorized representative), either in writing or electronically, within 90 days after receipt of the claim, unless the Administrator determines that special circumstances warrant an extension of time for processing the claim. If the Administrator determines that an extension of time for processing is required, the Administrator shall furnish written notice of the extension to the claimant (or his or her authorized representative) prior to termination of the initial 90-day period, but in no event shall the extension exceed a period of 90 days from the end of such initial period. The notice of extension shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the final decision.

          The notice of denial shall state (i) the specific reason(s) for the adverse determination, (ii) specific references to the pertinent Plan provisions upon which the determination is based, (iii) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary, and (iv) an explanation of the Plan’s claims review procedure, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
          Within 60 days after the claimant’s receipt of notice of the adverse determination, the claimant (or his or her authorized representative) may (i) file a request with the Administrator that it conduct a full and fair review of the denial of the claim, (ii) review pertinent documents, and (iii) submit questions and comments to the Administrator in writing. The claimant (or his or her authorized representative) shall be provided, upon request and without charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits.
     The decision by the Administrator with respect to the review must be given within 60 days after receipt of the request, unless special circumstances require an extension, in which case the 60-day period shall be extended to 120 days upon notice to the claimant to that effect. In no event shall the decision be delayed beyond 120 days after receipt of the request for review. The decision shall be written in a manner calculated to be understood by the claimant and in the case of an adverse benefit determination shall include (i) specific reasons for the adverse determination, (ii) a specific reference to the Plan provisions upon which the decision is based, (iii) a statement that the claimant may receive, upon request and without charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (iv) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to bring an action under section 502(a) of ERISA.
     A claimant is required to exhaust the Plan’s claims and appeal procedure before bringing an action in federal or state court.
7.06. Incapacity. If the Administrator determines that any person to whom a benefit is payable under the Plan is unable to care for his or her affairs because of illness or accident, any payment due may be paid to the individual’s spouse, child, parent, sibling, or to any person deemed by the Administrator to have incurred expense for such person otherwise entitled to payment unless a prior claim therefor shall have been made by a duly appointed guardian, committee, or other legal representative.
7.07. Successor Entities. This Plan shall be binding upon the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, and whether by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, by written agreement to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. The provisions of this Section 7.07 shall continue to apply to each subsequent employer of the Actual Participant hereunder in the event of any subsequent merger, consolidation, or transfer of assets of such subsequent employer.

7.08. Prior Plan. Effective as of January 1, 2010 the Prior Plan has been superseded in its entirety by the provisions of this Plan and no Employee is entitled to further benefits thereunder.
7.09. Governing Law. The laws of the State of New York shall govern the construction of this Plan and the rights and the liabilities hereunder of the parties hereto.
7.10. Plan Year. The plan year shall be the calendar year.
7.11. Headings. All headings are inserted solely for reference and shall not constitute a part of this Plan, nor affect its meaning, construction, or effect.
7.12. Limitation on Distributions to Covered Employees. Notwithstanding any other provision of this Article 7, in the event that an Actual Participant is a “covered employee” as defined in Section 162(m)(3) of the Code and any applicable regulations or other pronouncements issued by the Internal Revenue Service with respect thereto, or would be a covered employee if any benefits under the Plan were distributed in accordance with the provisions of the Plan described above, the Administrator may determine that the maximum amount which may be distributed with respect to an Actual Participant’s benefits from the Plan in any Plan Year, shall not exceed one million dollars ($1,000,000) less the amount of compensation paid to such Actual Participant in such Plan Year which is not “performance-based” (as defined in Section 162(m)(4)(C) of the Code), which amount shall be reasonably determined by the Company at the time of the proposed distribution; provided, however, that the Company also delays the payment of all other amounts that are not deductible in accordance with Section 162(m) of the Code which are scheduled to be paid to such Actual Participant for that year and to any other similarly situated “covered employees” for that year. Any amount which is not distributed to the Participant in a Plan Year as a result of the limitation set forth in this Section 7.12 shall be distributed to the Participant in the first Plan Year in which distribution of such amount is in compliance with the foregoing limitation set forth in this Section 7.12 and with the provisions of Section 4.02(c).
7.13. Delayed Payments. Although it is intended that payments subject to Section 409A of the Code scheduled to be made under the Plan shall be made as provided herein, in no event shall any such payment be made later than the end of the calendar year in which the scheduled payment was to have been made, or, if later, prior to the 15th day of the third month following the date as of which the scheduled payment was to have been made; provided, however, that the Actual Participant or Beneficiary shall not have any direct or indirect discretion to designate the taxable year in which such payment pursuant to this Section 7.13 is to be made. For purposes hereof, the scheduled payment date of a payment that is scheduled to be made during a 90-day period shall be the first day of the 90-day period.
7.14. Discretion to Delay or Accelerate Payments in Certain Circumstances. Notwithstanding any provision hereof to the contrary, the Administrator shall have the discretion to modify the time or schedule of payments to be made hereunder, but only in the circumstances described in Section 1.409A-3(j)(4) of the Treasury Regulations, or, subject to applicable provisions of Code Section 409A, as may be necessary to comply with applicable law.

Article 8. Change of Control
8.01. Definition of Change of Control.
     For purposes hereof, a “Change of Control” shall mean the occurrence of either (a), (b), or (c), below, or any combination of said occurrences, as described within the meaning of Treasury Regulation Section 1.409A-3(i)(5):
     (a) Change in the Ownership of the Company. A change in the ownership of the Company occurs on the date that any one person, or more than one person “acting as a group,” acquires ownership of the stock of the Company, that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if any person or more than one person acting as a group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company. An increase in the percentage of stock owned by any one person or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 8.01(a). This Section 8.01(a) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and the stock of the Company remains outstanding after the transaction.
     (b) Effective Change of Control. If the Company has not undergone a change in ownership under (a), above, a change in the effective control of the Company will occur on the date that either:

     (i) Any one person, or more than one person “acting as a group,” acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or
     (ii) A majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election.
     (c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any person, or more than one person “acting as a group,” acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There will be no Change of Control under this Section 8.01(c) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in ownership of such assets if the assets are transferred to:

          (1) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
          (2) An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
          (3) A person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or
          (4) An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in Section 8.01(c)(3), above.
     (d) Persons Acting as a Group. For purposes of this Section 8.01, persons will not be considered to be acting as a group solely because they purchase or own stock or purchase assets of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company. If a person, including an entity shareholder, owns stock in both the Company and another corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, with the Company, such shareholder is considered to be acting as a group with other shareholders in the Company only with respect to the ownership in the Company before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

     Notwithstanding the above, the definition of Change of Control for purposes hereof shall comply with the definition of such term in regulations issued by, or other pronouncements of, the Internal Revenue Service with respect to Section 409A of the Code.
8.02. Payments Upon Change of Control.
     (a) In the event of a Change of Control, the value of each Actual Participant’s Retirement Benefit accrued through the date of the Change of Control (and based on the Actual Participant’s Years of Service through the date of the Change of Control) shall be paid to the Actual Participant (or if the Actual Participant has died to the Beneficiary of the Actual Participant) in a single lump-sum payment within sixty (60) days after the Change of Control or, if later, as soon as reasonably practicable following the Change of Control; provided, however, that the payment of the lump sum value of a Non-Grandfathered Benefit of a Specified Employee shall be paid on the first day of the month coincident with or following six months after the date of the Change of Control, if such payment delay is required in order to avoid a violation of Section 409A of the Code. For purposes hereof, the amount of the lump-sum payment shall be determined using (i) the actuarial assumptions set forth in the Administration Manual for the Plan as in effect immediately prior to the Change of Control, or (ii) such actuarial assumptions as shall be specified by the Continuing Directors (as defined in Article Fourteenth of the Company’s Certificate of Incorporation) of the Company, provided that in no event shall the amount of the lump-sum payment be less than the amount as determined pursuant to (i) above.
     (b) All determinations as to eligibility for and amount of benefits payable pursuant to (a) above shall be made by the Continuing Directors (as defined in Article

Fourteenth of the Company’s Certificate of Incorporation) of the Company, and the decision of such persons shall be final and binding on the Company and all claimants.
Article 9. Amendment or Termination
9.01. The Company’s Board of Directors or the Administrator may amend or terminate this Plan at any time; provided, however, that no amendment or termination of the Plan shall adversely affect the right of any Actual Participant to receive his or her accrued benefit under the Plan, as determined as of the date of such amendment or termination.

APPENDIX A
Applicable Percentage
The chart below sets forth the Applicable Percentages to be applied in calculating Retirement Benefits under Section 4.01.

Retirement Benefit prior to offsets
Determined
		Under Section	Determined Under
Employee Group	Termination Date	4.01(a)(A)	Section 4.01(a)(B)
Actual Participants on December 31, 2009 and Potential Participants on December 31, 2009 who become an Actual Participant as the result of receiving their fifth Award by March 1, 2010	January 1, 2010 through December 31, 2010	Appendix A1	Appendix A1

Actual Participants on December 31, 2009 or Potential Participants on December 31, 2009 who become an Actual Participant as the result of receiving their fifth Award by March 1, 2010	January 1, 2011 and later	Appendix A1	Appendix A2

All other participants	January 1, 2010 and later	N/A	Appendix A2

	Appendix A1		Appendix A2
If the Actual
	If the Actual Participant	Participant retires
	retires with less than	with 10 or More Years
Actual	10 Years of Service[1] or	of Service[1] and the
Participant’s	the Actual Participant’s	Actual Participant’s
Age at his/her	Termination Date	Termination Date
Termination	occurred before	occurred after
Date:	January 1, 2003:	December 31, 2002:
Age 55 through actual Termination Date	100%, reduced by 5/12 of 1% for each month that retirement age precedes age 65	100%, reduced by 5/12 of 1% for each month that retirement age precedes age 62	100% reduced by 5/9 of 1% for each of the first 60 months and 5/18 of 1% for each of the next 60 months that the retirement age precedes age 65

Age 55 through age 45	50%, reduced by 1/4 of 1% for each month that retirement precedes age 55	65%, reduced by 1/4 of 1% for each month that retirement precedes age 55	50%, actuarially reduced for each month that retirement precedes age 55. The actuarial reduction is determined under Program SI of the Dover Pension Program under the Dover Pension Plan as in effect on the participant’s benefit commencement date

	Appendix A1		Appendix A2
If the Actual
	If the Actual Participant	Participant retires
	retires with less than	with 10 or More Years
Actual	10 Years of Service[1] or	of Service[1] and the
Participant’s	the Actual Participant’s	Actual Participant’s
Age at his/her	Termination Date	Termination Date
Termination	occurred before	occurred after
Date:	January 1, 2003:	December 31, 2002:
Prior to Age 45	20%, reduced by 1/12 of 1% for each month that retirement precedes age 45	35%, reduced by 1/12 of 1% for each month that retirement precedes age 45

Prior to Age 35	10%	25%

[1]	Additional Years of Service (as described in Section 2.37) shall be disregarded with respect to any Actual Participant who was hired by an Affiliated Company on or after January 1, 2005 and any Actual Participant who became an Employee by reason of his employing entity or business being acquired by the Company or other Affiliated Company on or after January 1, 2005.

Appendices A1 and A2 set forth below provide examples of the Applicable Percentages at a sample of Integral Ages.

APPENDIX A1				APPENDIX A2
Less than 10 Years of Service (excluding PSC for employees hired after 1/1/05) at Termination Date		More than 10 Years of Service (excluding PSC for employees hired after 1/1/05) at Termination Date

Age		Age		Age
at Termination	Applicable	at Termination	Applicable	at Termination	Applicable
Date	Percentage	Date	Percentage	Date	Percentage
65	100%	65	100%	65	100%
64	95%	64	100%	64	93.33%
63	90%	63	100%	63	86.67%
62	85%	62	100%	62	80.00%
61	80%	61	95%	61	73.33%
60	75%	60	90%	60	66.67%
59	70%	59	85%	59	63.33%
58	65%	58	80%	58	60.00%
57	60%	57	75%	57	56.67%
56	55%	56	70%	56	53.33%
55	50%	55	65%	55	50.00%
50	35%	50	50%	50	31.34%
45	20%	45	35%	45	20.21%
40	15%	40	30%	40	13.32%
35	10%	35	25%	35	8.91%

APPENDIX B
     Individuals whose Years of Service are limited, pursuant to Section 4.01(a)(B), to 30 Years:
Robert A. Livingston
Robert G. Kuhbach
David J. Ropp
Brad M. Cerepak
William W. Spurgeon
David Van Loan

APPENDIX C
     The following is the minimum benefit described in Section 4.01(f) with respect to James Sanko and John Snodgrass, both of whom were participants in The Heil Co. Supplemental Executive Retirement Plan (the “Heil SERP”), the minimum benefit amount of which shall be determined as the excess of (A) over (B), if any:
(A) The benefit that would have been payable to such individual or, if such individual has died, his Beneficiary, under the provisions of Salaried Program VI of the Dover Corporation Pension Plan, computed without regard to the limitation on benefits imposed by Section 415 of the Code and the limitation on considered compensation imposed by Section 401(a)(17) of the Code.
(B) The sum of (i) and (ii) where (i) is the benefit payable to such individual or, if such individual has died, his Beneficiary, under the provisions of Salaried Program VI of the Dover Corporation Pension Plan, and (ii) is the actuarial equivalent benefit of the Dover Corporation Retirement Savings Plan account balance of the individual attributable to employer contributions.
Any such benefit shall be payable as a lump sum subject to the provisions of Section 4.02.